Exhibit 99.1

J&L America, Inc. and Subsidiary

Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder of
J&L America, Inc. and Subsidiary

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, shareowner’s equity and cash flows present fairly, in all material respects, the financial position of J&L America, Inc. and Subsidiary (the Company) at June 30, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and the disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Detroit, MI
May 26, 2006

J&L America, Inc. and Subsidiary
Consolidated Statements of Income

Year ended June 30 (in thousands)	2005	2004	2003
Sales	$257,500	$219,797	$197,633
Cost of goods sold	182,297	156,466	142,829
Gross profit	75,203	63,331	54,804
Operating expense	50,556	46,260	49,002
Restructuring charge (Note 9)	—	—	1,203
Operating income	24,647	17,071	4,599
Other expense, net	2,031	847	406
Income before provision for income taxes	22,616	16,224	4,193
Provision for income taxes (Note 7)	8,355	5,936	1,627
Net income	$14,261	$10,288	$2,566

The accompanying notes are an integral part of these consolidated financial statements.

J&L America, Inc. and Subsidiary
Consolidated Balance Sheets

As of June 30 (in thousands, except share and per share data)	2005	2004
ASSETS
Current assets:
Cash	$4,606	$—
Accounts receivable, less allowance for doubtful accounts of $528 and $289 (Note 4)	12,030	10,761
Inventories	43,264	40,289
Deferred income taxes (Note 7)	1,577	1,373
Other current assets	3,113	2,562
Total current assets	64,590	54,985
Property, plant and equipment:
Land and buildings	4,427	4,419
Machinery and equipment	19,119	18,314
Less accumulated depreciation	(14,007)	(12,476)
Property, plant and equipment, net	9,539	10,257
Other assets:
Goodwill	39,670	39,670
Deferred income taxes (Note 7)	—	286
Other	786	797
Total other assets	40,456	40,753
Total assets	$114,585	$105,995
LIABILITIES
Current liabilities:
Accounts payable (Note 5)	$21,686	$23,876
Other current liabilities (Note 6)	2,660	2,221
Total current liabilities	24,346	26,097
Deferred income taxes (Note 7)	16	—
Other liabilities	—	29
Total liabilities	24,362	26,126
Commitments and contingencies (Note 12)
SHAREOWNER’S EQUITY
Capital stock, $1 par value; 50,000 shares authorized and issued	50	50
Net investment by parent	11,363	15,222
Retained earnings	77,376	63,115
Accumulated other comprehensive income	1,434	1,482
Total shareowner’s equity	90,223	79,869
Total liabilities and shareowner’s equity	$114,585	$105,995

The accompanying notes are an integral part of these consolidated financial statements.

J&L America, Inc. and Subsidiary
Consolidated Statements of Cash Flows

Year ended June 30 (in thousands)	2005	2004	2003
OPERATING ACTIVITIES
Net income	$14,261	$10,288	$2,566
Adjustments for non-cash items:
Depreciation and amortization	3,447	3,312	4,363
Provision for doubtful accounts	1,085	837	2,983
Provision for inventory reserve	924	456	485
Loss (gain) on disposal of property, plant and equipment	12	(30)	59
Deferred income tax provision	98	1,224	1,297
Related party charges and other	2,931	1,666	1,357
Changes in certain assets and liabilities:
Accounts receivable	(1,875)	(6,414)	(554)
(Repayment of) proceeds from accounts receivable securitization	(479)	4,329	1,437
Inventories	(3,899)	(4,095)	3,427
Accounts payable and accrued liabilities	(398)	4,677	(84)
Other	(1,509)	(2,970)	(145)
Net cash flow provided by operating activities	14,598	13,280	17,191
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(1,829)	(1,392)	(2,281)
Proceeds from sale of property, plant and equipment	48	931	6
Other	14	64	(206)
Net cash flow used for investing activities	(1,767)	(397)	(2,481)
FINANCING ACTIVITIES
Payments to parent, net	(6,795)	(16,288)	(14,967)
Increase (decrease) in cash overdraft	(1,249)	1,249	—
Other	(133)	(170)	91
Net cash flow used for financing activities	(8,177)	(15,209)	(14,876)
Effect of exchange rate changes on cash	(48)	1,108	834
CASH
Net increase (decrease) in cash	4,606	(1,218)	668
Cash, beginning of year	—	1,218	550
Cash, end of year	$4,606	$—	$1,218
SUPPLEMENTAL DISCLOSURES
Income taxes paid	$8,048	$4,606	$332
Contributions of stock to employee defined contribution benefit plan	1,617	514	185

The accompanying notes are an integral part of these consolidated financial statements.

J&L America, Inc. and Subsidiary
Consolidated Statements of Shareowner’s Equity

Year ended June 30 (in thousands)	2005	2004	2003
CAPITAL STOCK	$50	$50	$50
NET INVESTMENT BY PARENT
Balance at beginning of year	15,222	29,683	43,150
Return of capital to shareowner (Note 3)	(3,859)	(14,461)	(13,467)
Balance at end of year	11,363	15,222	29,683
RETAINED EARNINGS
Balance at beginning of year	63,115	52,827	50,261
Net income	14,261	10,288	2,566
Balance at end of year	77,376	63,115	52,827
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
Balance at beginning of year	1,482	374	(460)
Foreign currency translation adjustments	(48)	1,108	834
Balance at end of year	1,434	1,482	374
Total shareowner’s equity, end of year	$90,223	$79,869	$82,934
COMPREHENSIVE INCOME
Net income	$14,261	$10,288	$2,566
Other comprehensive (loss) income	(48)	1,108	834
Comprehensive income	$14,213	$11,396	$3,400

The accompanying notes are an integral part of these consolidated financial statements.

J&L America, Inc. and Subsidiary
Notes to Consolidated Financial Statements

NOTE 1 — NATURE OF OPERATIONS

J&L America, Inc. (Company) is a leading supplier of industrial metalworking products and services.  The Company’s ultimate parent is Kennametal Inc. (Kennametal).  The Company provides metalworking consumables, related products and related technical and supply chain related productivity services to small and medium sized durable goods manufacturers in the United States of America and the United Kingdom.  The Company markets products and services through a number of channels, including field sales, telesales, wholesalers and direct marketing.  All channels are supported by catalogs, direct mail flyers and the internet.  Unless otherwise specified, any reference to a “year” is to a fiscal year ended June 30. When used in this financial report, unless the context requires otherwise, the terms “J&L,” “we,” “our” and “us” refer to J&L America, Inc. and its subsidiary.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of our significant accounting policies is presented below to assist in evaluating our consolidated financial statements.

PRINCIPLES OF CONSOLIDATION The consolidated financial statements include our accounts and those of our subsidiary. All significant intercompany balances and transactions are eliminated.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS In preparing our financial statements in conformity with accounting principles generally accepted in the United States of America, we make judgments and estimates about the amounts reflected in our financial statements. As part of our financial reporting process, our management collaborates to determine the necessary information on which to base our judgments and develop estimates used to prepare the financial statements. We use historical experience and available information to make these judgments and estimates. However, different amounts could be reported using different assumptions and in light of different facts and circumstances. Therefore, actual amounts could differ from the estimates reflected in our consolidated financial statements.

CASH Cash includes cash on hand and cash in banks. Cash management for the Company is conducted by Kennametal.  As a result, the net amount of intercompany receivables/payables outstanding at year-end, is considered by the Company to be a capital contribution or a return of capital from Kennametal.  The effect is to increase/decrease net investment by parent and/or retained earnings as appropriate on the balance sheet.

ACCOUNTS RECEIVABLE We market our products to small and medium sized durable goods manufacturers. Trade credit is extended based upon periodically updated evaluations of each customer’s ability to satisfy its obligations. We make judgments as to our ability to collect outstanding receivables and provide allowances for the portion of receivables when collection becomes doubtful. Accounts receivable reserves are determined based upon an aging of accounts and a review of specific accounts.  A significant portion of our accounts receivable are securitized.  See Note 4 for details regarding the securitization program.

INVENTORIES Inventories are stated at the lower of cost or market. We use the first-in, first-out method for determining the cost of our inventories.  When market conditions indicate an excess of carrying costs over market value, a lower-of-cost-or-market provision is recorded. Excess and obsolete inventory reserves are established based upon our evaluation of the quantity of inventory on hand relative to demand. The excess and obsolete inventory reserve at June 30, 2005 and 2004 was $1.7 million and $1.2 million, respectively.

ADVERTISING AND CATALOG COSTS Advertising costs are expensed as incurred.  The costs of producing and distributing the Company’s catalog are initially deferred and included in other assets.  These catalog costs are amortized to expense over the projected life of a catalog, typically two years.

PROPERTY, PLANT AND EQUIPMENT Property, plant and equipment are carried at cost. Major improvements are capitalized, while maintenance and repairs are expensed as incurred. Retirements and disposals are removed from cost and accumulated depreciation accounts, with the gain or loss reflected in operating income.

Depreciation for financial reporting purposes is computed using the straight-line method over the following estimated useful lives:

Building and improvements	15-40 years
Machinery and equipment	4-15 years
Furniture and fixtures	5-10 years
Computer hardware and software	3-5 years

Leased property and equipment under capital leases are amortized using the straight-line method over the terms of the related leases.

LONG-LIVED ASSETS We periodically perform ongoing reviews of long-lived assets for impairment pursuant to the provisions of Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144). These reviews may include an analysis of the current operations and capacity utilization, in conjunction with the markets in which we operate. A comparison is performed of the undiscounted projected cash flows of the current operating forecasts to the net book value of the related assets. If it is determined that the full value of the assets may not be recoverable, an appropriate charge to adjust the carrying value of the long-lived assets to fair value may be required.

GOODWILL Goodwill represents the excess of cost over the fair value of acquired companies.  Goodwill is tested at least annually for impairment. On an ongoing basis, absent any impairment indicators, we perform our impairment tests during the June quarter, in connection with our planning process.

REVENUE RECOGNITION We recognize revenue upon shipment of our products. Our general conditions of sale explicitly state that the delivery of our products is free on board shipping point and that title and all risks of loss and damages pass to the buyer upon delivery of the sold products to the common carrier.

Our general conditions of sale explicitly state that acceptance of the conditions of shipment are considered to have occurred unless written notice of objection is received by the Company within 10 calendar days of the date specified on the invoice. We do not ship product unless we have confirmation authorizing shipment to our customers. Our products are consumed by our customers in the manufacture of their products. Historically, we have experienced very low levels of returned product and do not consider the effect of returned product to be material. As a result, an immaterial amount has been recorded as an allowance for any potential product returns.

We warrant that products and services sold are free from defects in material and workmanship under normal use and service when correctly installed, used and maintained. This warranty terminates 30 days after delivery of the product to the customer, and does not apply to products that have been subjected to misuse, abuse, neglect or improper storage, handling or maintenance. Products may be returned to the Company only after inspection and approval by the Company and upon receipt by the customer of shipping instructions from the Company. Based upon the Company’s favorable warranty return experience, we have not recorded a warranty return allowance.

SHIPPING AND HANDLING FEES AND COSTS All fees billed to customers for shipping and handling are classified as a component of sales. All costs associated with shipping and handling are classified as a component of cost of goods sold.

STOCK-BASED COMPENSATION Certain employees of the Company participate in the Kennametal Inc. Stock and Incentive Plan of 2002 (2002 Plan). Stock options generally are granted to eligible employees with a stock price equal to fair market value at the date of grant. Options are exercisable under specific conditions for up to 10 years from the date of grant. As permitted under SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS 123), Kennametal has elected to measure compensation expense related to stock options in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related interpretations, which uses the intrinsic value method. In addition to stock option grants, the 2002 Plan permits the award of restricted stock to directors, officers and key employees. Expense associated with restricted stock grants is amortized over the vesting period. The expense for these awards is the same under the fair value method or intrinsic value method. Kennametal follows a nominal vesting approach for both options and restricted stock. If compensation expense was determined by Kennametal based on the estimated fair value of options granted in 2005, 2004 and 2003, consistent with the methodology in SFAS 123, our 2005, 2004 and 2003 our net income would be reduced to the pro forma amounts indicated below:

Fiscal year ended (in thousands)	2005	2004	2003
Net income, as reported	$14,261	$10,288	$2,566
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(673)	(559)	(437)
Add: Total stock-based employee compensation expense determined under intrinsic value based method for all awards, net of related tax effects	238	145	78
Total incremental pro forma stock-based compensation	(435)	(414)	(359)
Pro forma net income	$13,826	$9,874	$2,207

The fair values of the options granted were estimated on the date of their grant using the Black-Scholes option-pricing model based on the following weighted average assumptions:

	2005	2004	2003
Risk-free interest rate	3.7%	3.0%	3.3%
Expected life (years)	5	5	5
Expected volatility	28.4%	35.1%	34.2%
Expected dividend yield	1.6%	1.7%	2.1%

INCOME TAXES The Company is included in the consolidated federal income tax return of Kennametal.  Income taxes are calculated as if the Company had filed a tax return on a separate company basis.  Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been recognized in the Company’s financial statements or separate tax return that would be filed on a separate company basis.  Deferred income taxes are recognized based on the future income tax effects (using enacted tax laws and rates) of differences in the carrying amounts of assets and liabilities for financial reporting and tax purposes. A valuation allowance is recognized if it is “more likely than not” that some or all of a deferred tax asset will not be realized.

FOREIGN CURRENCY TRANSLATION Assets and liabilities of our United Kingdom operations are translated into U.S. dollars using year-end exchange rates, while revenues and expenses are translated at average exchange rates throughout the year. The resulting net translation adjustments are recorded as a component of accumulated other comprehensive income.

NEW ACCOUNTING STANDARDS In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment (revised 2004)” (SFAS 123(R)). SFAS 123(R) is a revision of SFAS 123, and supersedes APB 25. SFAS 123(R) eliminates the alternative to use the intrinsic value method of accounting that was provided in SFAS 123, which generally resulted in no compensation expense recorded in the financial statements related to the issuance of stock options under Kennametal’s 2002 Plan.  SFAS 123(R) requires that the cost resulting from all share-based payment transactions be recognized in the financial statements.  This standard established a fair-value-based measurement method in accounting for generally all share-based payment transactions with employees.

The Company adopted SFAS 123(R) effective July 1, 2005.  The Company is required to record compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards that remain outstanding at the date of adoption.  Beginning July 1, 2005, the Company recorded stock-based compensation expense for the cost of stock options and restricted stock issued under the 2002 Plan.  Pretax stock-based compensation expense for 2006 related to unvested awards as of July 1, 2005 and awards granted through March 31, 2006 is estimated to be approximately $1.1 million.

SFAS 123(R) requires that stock-based compensation expense be recognized over the period from the date of grant to the date when the award is no longer contingent on the employee providing additional service (substantive vesting period).  Kennametal’s 2002 Plan provides that stock option awards for employees vest up to 2 years after retirement and restricted stock awards vest immediately upon retirement for employees and directors. In periods prior to the adoption of SFAS 123(R) (pro forma disclosure only), the Company recorded stock-based compensation for awards to retirement-eligible employees over the awards’ stated vesting period (nominal vesting period).  With the adoption of SFAS 123(R), the Company will continue to follow the nominal vesting period approach for the unvested portion of awards granted before the adoption of SFAS 123(R) and follow the substantive vesting period approach for awards granted after the adoption of SFAS 123(R).  The transition to the substantive vesting approach did not have a material impact on pro forma disclosures previously made under SFAS 123.

NOTE 3 — RELATED PARTY TRANSACTIONS

The Company sells and purchases products to/from certain business units of Kennametal.  The Company believes the prices charged reflect the current market prices.  The following table reflects the amounts of these transactions:

Fiscal year ended (in thousands)	2005	2004	2003
Sales to affiliated companies	$1,663	$1,502	$1,461
Purchases of inventory from affiliated companies	38,320	27,709	26,326

The Company utilizes certain services and engages in operating transactions in the normal course of business with Kennametal.  In certain cases, related party expenses allocated to the Company have not required reimbursement in cash and, accordingly, have been treated as capital contributions.  The following represents a summary of the significant transactions of this nature:

Cash management for the Company is conducted by Kennametal.  This arrangement allows the Company to obtain funds from Kennametal at any time and repay them with cash it receives.  These amounts are considered to be capital contributions from or a return of capital to Kennametal.  No interest has been charged or paid under this arrangement.

Operating expenses include charges of $3.2 million, $2.7 million and $2.3 million for the years ended June 30, 2005, 2004 and 2003, respectively, for certain accounting and administrative services provided by Kennametal.  These charges are allocated to the Company based upon an estimate of the value of services provided to the Company versus total services provided to all business units of Kennametal.

Employees participate in a non-contributory defined benefit pension plan administered by Kennametal.  Benefits for this plan are based primarily on years of service and the employee’s compensation near retirement.  The Company’s allocation of the pension expense under this plan was $0.1 million, $1.2 million and $1.2 million for the years ended June 30, 2005, 2004 and 2003, respectively.  The Company’s allocation of the expense for this plan is based on the percentage of the Company plan participants to the total number of employees covered by the plan.

Employees may also elect to participate in a defined contribution retirement plan administered by Kennametal. Amounts charged to expense by the Company for these plans were $1.6 million, $0.5 million and $0.2 million for the years ended June 30, 2005, 2004 and 2003, respectively.  Kennametal charges the Company the actual amounts contributed by Kennametal on behalf of the Company’s employees.  Company contributions to U.S. defined contribution plans are made primarily in Kennametal stock.

Certain executives of the Company participate in a supplemental executive retirement plan administered by Kennametal. Amounts charged to expense by the Company for these plans were immaterial for the years ended June 30, 2005, 2004 and 2003.  Kennametal charges the Company the actual amounts contributed by Kennametal on behalf of the Company’s employees.

Domestic employees participate in a non-contributory postretirement other than pension benefit plan administered by Kennametal.  Postretirement health care benefits are available to retired employees and their spouses based upon age and years of service.  The Company’s allocation of the (income) expense under this plan was ($0.2) million, ($0.1) million and $0.2 million for the years ended June 30, 2005, 2004 and 2003, respectively.  The Company’s allocation of the (income) expense for this plan is based on the percentage of the Company plan participants to the total number of employees covered by the plan.

Certain employees of the Company participate in various incentive compensation programs administered by Kennametal. Amounts charged to expense by the Company for these plans were $1.3 million, $1.0 million and $0.1 million for the years ended June 30, 2005, 2004 and 2003, respectively.  Kennametal charges the Company the actual amounts paid by Kennametal to the Company’s employees.

Certain employees are eligible to receive restricted stock awards and/or stock options under plans administered by Kennametal. These awards are in the capital stock of Kennametal.  Amounts charged to expense by the Company for these awards were $0.4 million, $0.2 million and $0.1 million for the years ended June 30, 2005, 2004 and 2003, respectively.  Kennametal charges the Company the actual amounts awarded to eligible Company employees.

Employees of the Company participate in the group insurance and workers’ compensation insurance programs administered by Kennametal.   The Company’s allocation of the insurance expense under these programs was $2.7 million, $2.7 million and $3.1 million for the years ended June 30, 2005, 2004 and 2003, respectively.  The Company’s allocation of the expense for these programs are based on the percentage of the Company’s covered participants to the total number of employees covered by these programs.

The Company is party to an agreement with Kennametal whereby certain financial institutions securitize, on a continuous basis, an undivided interest in a specific pool of our domestic trade accounts receivable.  The financial institutions charge Kennametal fees based on the level of accounts receivable securitized under this agreement and the commercial paper market rates plus the financial institutions’ cost to administer the program. The costs allocated to the Company are based upon the amount of the Company’s accounts receivable as a percentage of total accounts receivable in the program.  Amounts charged to expense under this program were $0.6 million, $0.3 million and $0.3 million in 2005, 2004 and 2003, respectively and were accounted for as a component of other expenses, net.

The Company utilizes a portion of Kennametal’s office facility in Charlotte, North Carolina.  Rent is charged based upon square footage at market rates.  The amount charged to expense by the Company was $0.1 million for each of the years ended June 30, 2005, 2004 and 2003.

Kennametal is a party to the 2006 Credit Agreement, which amends and restates the 2004 Credit Agreement.  Like the 2004 Credit Agreement, the 2006 Credit Agreement is a revolving credit facility.  Under the 2006 Credit Agreement, the Company is considered a significant domestic subsidiary.  As such, the Company serves as a co-guarantor of the outstanding obligation under this credit facility.  As of June 30, 2005 outstanding borrowings under the agreement were $72.9 million.

The historical financial statements of the Company were prepared to reflect the impact of these arrangements with Kennametal.  As a result, management believes the financial statements present, in all material respects, the results of operations and financial position of the Company as if it were operating as an autonomous entity.

NOTE 4 — ACCOUNTS RECEIVABLE SECURITIZATION PROGRAM

The Company is party to an agreement with Kennametal whereby certain financial institutions securitize, on a continuous basis, an undivided interest in a specific pool of our domestic trade accounts receivable. This agreement permits Kennametal to securitize up to $125 million of accounts receivable. This program provides for a co-purchase arrangement, whereby two financial institutions participate in the purchase of our accounts receivable. Pursuant to this agreement, we sell our domestic accounts receivable to Kennametal Receivables Corporation (KRC), a wholly-owned, bankruptcy-remote subsidiary of Kennametal.  A bankruptcy-remote subsidiary is a company that has been structured to make it highly unlikely that it would be drawn into a bankruptcy of Kennametal, or any of its other subsidiaries. KRC was formed to purchase these accounts receivable and sell participating interests in such accounts receivable to the financial institutions, which in turn purchase and receive ownership and security interests in those assets. As collections reduce the amount of accounts receivable included in the pool, we sell new accounts receivable to KRC, which in turn securitizes these new accounts receivable with the financial institutions. The actual amount of accounts receivable securitized each month is a function of the net change (new billings less collections) in the specific pool of domestic accounts receivable, the impact of detailed eligibility requirements in the agreement (e.g., the aging, terms of payment, quality criteria and customer concentrations), and the application of various reserves which are typical in trade receivable securitization transactions. A decrease in the amount of eligible accounts receivable could result in our inability to continue to securitize all or a portion of our accounts receivable.

The financial institutions charge fees based on the level of accounts receivable securitized under this agreement and the commercial paper market rates plus the financial institutions’ cost to administer the program. The costs incurred under this program, $0.6 million, $0.3 million and $0.3 million in 2005, 2004 and 2003, respectively, are accounted for as a component of other expenses, net.

At June 30, 2005 and 2004, the Company securitized accounts receivable of $21.7 million and $22.1 million, respectively, under this program. Our subordinated retained interests in accounts receivable available for securitization and recorded as a component of accounts receivable were $6.4 million and $4.5 million at June 30, 2005 and 2004, respectively. We estimate the fair value of our retained interests using a discounted cash flow analysis. As of June 30, 2005, key economic assumptions applied in the discounted cash flow analysis were a discount rate of 2.99 percent and an assumed life of the receivables of 30 days. Fair value of our retained interests approximates carrying value. A hypothetical change of 20 percent in the discount rate or the estimated life of the receivables securitized does not have a material effect on the fair value of our retained interests. The Company continues to service the sold receivables and is compensated at what we believe to be market rates. Accordingly, no servicing asset or liability has been recorded. Delinquencies and write-offs related to these receivables were not material for the years ended June 30, 2005, 2004 and 2003.

Cash flows related to our securitization program represent collections of previously securitized receivables and proceeds from the securitization of new receivables. Collections and sales occur on a daily basis. As a result, net cash flows vary based on the ending balance of receivables securitized. The net (repayments) proceeds from accounts receivable securitization for the years ended June 30, 2005, 2004 and 2003 were ($0.5) million, $4.3 million and $1.4 million, respectively.

The 2003 Securitization Program is a three-year program, which contains certain provisions that require annual approval. It is Kennametal’s intention to continuously obtain such approval when required. Non-renewal of this securitization program would result in our requirement to otherwise finance the amounts securitized. In the event of a decrease of our eligible accounts receivable or non-renewal or non-annual approval of Kennametal’s securitization program, we would have to utilize alternative sources of capital to fund that portion of our working capital needs.

NOTE 5 — ACCOUNTS PAYABLE

Accounts payable consisted of the following:

As of June 30 (in thousands)	2005	2004
Trade payables	$21,686	$22,627
Cash overdraft	—	1,249
Total accounts payable	$21,686	$23,876

NOTE 6 — OTHER CURRENT LIABILITIES

Other current liabilities consisted of the following:

As of June 30 (in thousands)	2005	2004
Accrued insurance	$625	$804
Accrued freight	737	542
Accrued sales and use tax audit	380	188
Accrued vacations	294	281
Other accrued expenses	624	406
Total other current liabilities	$2,660	$2,221

NOTE 7 — INCOME TAXES
Income before income taxes and the provision for income taxes consisted of the following:

Fiscal year ended (in thousands)	2005	2004	2003
Income before provision for income taxes:
United States	$21,397	$16,608	$4,319
International	1,219	(384)	(126)
Total income before provision for income taxes	$22,616	$16,224	$4,193
Current income taxes:
Federal	$7,450	$4,294	$193
State	587	418	137
International	220	—	—
Total current income taxes	8,257	4,712	330
Deferred income taxes	98	1,224	1,297
Provision for income taxes	$8,355	$5,936	$1,627
Effective tax rate	36.9%	36.6%	38.8%

The reconciliation of income taxes computed using the statutory U.S. income tax rate and the provision for income taxes was as follows:

Fiscal year ended (in thousands)	2005	2004	2003
Income taxes at U.S. statutory rate	$7,915	$5,678	$1,468
State income taxes, net of federal tax benefits	387	317	134
Other	53	(59)	25
Provision for income taxes	$8,355	$5,936	$1,627

The components of net deferred tax assets and liabilities are as follows:

As of June 30 (in thousands)	2005	2004
Deferred tax assets:
Inventory valuation and reserves	$971	$971
Accrued employee benefits	260	220
Other accrued liabilities	522	322
Intangible assets	642	912
Total	2,395	2,425
Valuation allowance	—	—
Total deferred tax assets	$2,395	$2,425

Deferred tax liabilities:
Tax depreciation in excess of book	$834	$766
Total net deferred tax assets/liabilities	$1,561	$1,659

NOTE 8 — PENSION AND OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

The Company provides a non-contributory defined benefit pension plan and a non-contributory postretirement and postemployment benefit plan covering substantially all of our employees through Kennametal.  These plans are administered by Kennametal and costs are allocated to the Company based on the number of participating employees.   They have been treated as multi-employer plans for purposes of these financial statements.  As a result, there is no related asset or liability recorded for these plans.

We also participate in a contributory defined contribution retirement plan and a supplemental executive retirement plan. These plans are administered by Kennametal. Company contributions to U.S. defined contribution plans are made primarily in Kennametal stock.

The following allocated costs have been reported as operating expenses:

Fiscal year ended (in thousands)	2005	2004	2003
Defined benefit pension expense	$93	$1,172	$1,197
Defined contribution pension expense	1,631	522	186
Executive retirement expense	20	31	20
Other postretirement and postemployment benefits expense/(credit)	(160)	(38)	155

NOTE 9 — RESTRUCTURING CHARGE

In 2003, the Company’s implemented a global salaried workforce reduction program. This program resulted in 2003 charges of $1.2 million. Cash expenditures for substantially all of these charges were paid in 2003.  Cash expenditures in 2005 and 2004 were immaterial.

NOTE 10 — FINANCIAL INSTRUMENTS

Financial Instruments The Company’s financial instruments include accounts receivable and accounts payable.  Based upon their short term nature, the carrying value of these financial instruments closely approximates their fair value.

Concentrations of Credit Risk With respect to trade receivables, concentrations of credit risk are significantly reduced because we serve numerous customers throughout the United States of America and the United Kingdom.

NOTE 11 — STOCK OPTIONS AND AWARDS

Eligible Company employees may be granted stock awards under the Kennametal Stock and Incentive Plan of 2002.  Stock options generally are granted to eligible employees at fair market value at the date of grant. Options are exercisable under specified conditions for up to 10 years from the date of grant.

Under provisions of the 2002 Plan, participants may deliver Kennametal stock, owned by the holder for at least six months, in payment of the option price and receive credit for the fair market value of the shares on the date of delivery.  No shares were delivered during 2003, 2004 or 2005.

Stock option activity for fiscal years ending 2005, 2004 and 2003 is set forth below:

	2005		2004		2003
Number of Options	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Options outstanding, beginning of year	184,482	$34.94	183,817	$33.63	123,283	$35.58
Granted	58,075	41.43	30,550	38.47	80,600	30.80
Exercised	(35,755)	34.02	(29,335)	30.40	(334)	32.10
Lapsed and forfeited	(12,783)	37.09	(550)	32.89	(19,732)	34.35
Options outstanding, end of year	194,019	$36.91	184,482	$34.94	183,817	$33.63
Options exercisable, end of year	118,203	$34.91	84,926	$34.84	53,786	$33.86
Weighted average fair value of options granted during the year		$11.08		$11.62		$8.83

Stock options outstanding at June 30, 2005:

Options Outstanding				Options Exercisable
Range of Exercise Prices	Options	Weighted Remaining Contractual Life (years)	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
$29.28 — $29.76	13,333	5.80	$29.33	12,667	$29.31
$29.81	39,000	7.06	$29.81	36,334	$29.81
$29.82 — $38.30	17,833	7.40	$34.61	12,334	$34.87
$38.44	22,962	6.08	$38.44	22,962	$38.44
$38.48 — $40.05	20,216	8.24	$38.84	8,822	$38.79
$40.26 — $40.69	24,250	6.72	$40.53	24,250	$40.53
$40.98	48,425	9.07	$40.98	—	—
$41.20 — $46.81	8,000	9.27	$44.55	834	$41.81
	194,019	7.56	$36.91	118,203	$34.91

In addition to stock option grants, the 2002 Plan permits the award of restricted stock to directors, officers and key employees. During 2005, 2004 and 2003, Kennametal granted restricted stock awards which vest over periods of one to four years from the grant date. The actual number of shares granted was not material.  For some grants, vesting may accelerate due to achieving certain performance goals. Compensation expense related to these awards was $0.4 million, $0.2 million and $0.1 million in 2005, 2004 and 2003, respectively. The unamortized portion is reported on the consolidated balance sheets of Kennametal as unearned compensation.

NOTE 12 — COMMITMENTS AND CONTINGENCIES

Legal Matters Various lawsuits arising during the normal course of business are pending against the Company. In our opinion, the ultimate liability, if any, resulting from these matters will have no significant effect on our consolidated financial position or results of operations.

Lease Commitments We lease various warehouse and office facilities, vehicles and equipment under operating leases. Lease expense under these rental agreements amounted to $3.8 million, $3.5 million and $3.7 million in 2005, 2004 and 2003, respectively. Future minimum lease payments for non-cancelable operating leases are $3.9 million, $3.0 million, $2.6 million, $1.2 million and $0.9 million for the years 2006 through 2010, respectively, and an aggregate of $1.8 million thereafter.

Other Contractual Obligations We do not have material financial guarantees or other contractual commitments that are reasonably likely to adversely affect our liquidity.

NOTE 13 — SUBSEQUENT EVENT

On March 15, 2006, Kennametal entered into a Stock Purchase Agreement to divest of J&L.  Pursuant to this agreement, the buyer agreed to purchase 100% of the outstanding equity of the Company from Kennametal for a purchase price of $349.5 million, subject to certain pre-and post-closing adjustments.

This transaction, which is expected to close in the fourth quarter of 2006, is subject to regulatory approval and customary closing conditions.